                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject to Sec-      / / Form 3 Holdings Reported
    tion 16. Form 4 or Form 5 obligations       / / Form 4 Transactions Reported
    may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

Conway, James L.
   (Last)  (First)  (Middle)

c/o Netsmart Technologies, Inc.
146 Nassau Avenue
   (Street)

    Islip     NY    11751
   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

NTST

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Statement for Month/Year

December, 2000

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)

                                       CEO
                                 ---------------

7. Individual or Joint/Group Reporting (check applicable line)

   /X/ Form Filed by One Reporting Person
   / / Form Filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                                                            Bene-
                                                                                            ficially
                                                          4. Securities Acquired (A)        Owned at  6. Ownership
                               2. Trans-                     or Disposed of (D)             end of       Form:
                                  action                     (Instr. 3, 4 and 5)            Issuer's     Direct      7. Nature of
                                  Date     3. Trans-      -----------------------------     Fiscal       (D) or         Indirect
                                  (Month/     action                    (A)                 Year         Indirect       Beneficial
1. Title of Security              Day/        Code           Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)       (Instr. 8)                (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  -------------  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock, par value $.01
per share                                                                                   98,000           D



                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action                     Acquired (A) or             (Month/Day/Year)
                                             Price of     Date                       Disposed of (D)          ----------------------
                                             Deriv-       (Month/  4. Transac-       (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/        tion Code   --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)       (Instr. 8)      (A)           (D)       able        Date
----------------------------------------  -----------  ----------  -------------  ------------  ------------  ----------  ----------
Incentive Stock Option                       $1.81      12/21/00         A            21,000                    6/21/01    12/20/05



                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
1. Title of Derivative                  Title              Number of      Security       Year            (I)             Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------
Incentive Stock Option            Common Stock              21,000          N/A          21,000             D




Explanation of Responses:

This option was granted pursuant to the Company's Long Term Incentive Plan which is a 16b-3 plan. This option is exercisable in installments commencing June 21, 2001.




        /s/ James L. Conway                     February 7, 2001
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date
            James L. Conway

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).